  Exhibit 99.1

MoSys, Inc. Announces Fourth Quarter 2020 Financial Results

SAN JOSE, Calif., March 4, 2021 – MoSys, Inc. (NASDAQ: MOSY) (“MoSys” or the “Company”), a provider of semiconductor solutions that enable fast, intelligent data access for cloud, networking, security and communications systems, today announced financial results for the fourth quarter and fiscal year ended December 31, 2020.

Fourth Quarter 2020 Financial Results
Total net revenue for the fourth quarter of 2020 was $1.6 million, compared with $2.0 million for the previous quarter and $2.3 million for the fourth quarter of 2019. Product revenue for the fourth quarter of 2020 was $1.4 million, compared with $1.8 million in the previous quarter and $2.1 million in the year ago period. The sequential and year-over-year decrease in product revenue reflected decreased shipments of Bandwidth Engine® and LineSpeed™ products due to customer transitions and delays in customer programs.

Gross margin for the fourth quarter of 2020 was 68%, compared with 66% for the third quarter of 2020 and 59% for the fourth quarter of 2019. The sequential increase in gross margin was primarily attributable to the increase in royalty revenue, which has no associated cost.

Total operating expenses on a GAAP basis for the fourth quarter of 2020 were $2.0 million, compared with operating expenses of $1.9 million in the previous quarter and $2.0 million in the fourth quarter of 2019. Total non-GAAP operating expenses, excluding stock-based compensation expenses, for the fourth quarter of 2020 were $2.0 million, compared with $1.9 million in the third quarter of 2020 and $1.9 million in the fourth quarter of 2019. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

GAAP net loss attributable to common stockholders for the fourth quarter of 2020 was $1.0 million, or $0.29 per share, compared with a net loss of $0.7 million, or $0.20 per share, for the previous quarter, and a net loss of $0.7 million, or $0.31 per share, for the fourth quarter of 2019.

Non-GAAP net loss for the fourth quarter of 2020 was $1.0 million, or $0.27 per share, compared with a net loss of $0.6 million, or $0.18 per share, in the prior quarter and a net loss of $0.6 million, or $0.29 per share, for the fourth quarter of 2019. Adjusted EBITDA for the fourth quarter of 2020 was a negative $0.9 million, compared with a negative $0.5 million in the previous quarter and a negative $0.5 million for the fourth quarter of 2019.

At March 4, 2021, the Company had cash and investments of approximately $11.6 million. In March 2021, the Company fully paid the outstanding balance of its convertible notes payable.

Management Commentary
“2020 proved to be a challenging environment with the COVID-19 pandemic contributing to delayed customer programs, as well as constraints in both sales and the supply chain,” stated Dan Lewis, MoSys’ President and CEO. “Despite customer product transitions and inventory reductions, as well as production delays on new programs, we continued to execute on our business plan and made significant progress on multiple fronts. We broadened our product offerings, announcing the availability of our Graph Memory Engine (GME) search accelerator IP for Intel and Xilinx FPGAs and introduced our quad-partition rate (QPR) memory devices. In addition, we added new sales channels through Arrow Electronics and DigiKey Electronics for our Accelerator Engine and LineSpeed IC products and have already seen new design win opportunities result from these relationships.

 “While still early in the new year, we have significantly improved our financial position through an offering of common stock in February 2021 combined with the exercise of common stock warrants. The net cash contribution from these activities was $9.3 million, and we used $3 million of these proceeds to fully pay our outstanding convertible notes and become debt free, other than a PPP loan.

“Going forward, our product development efforts remain focused on expanding our Virtual Accelerator Engine (VAE) IP product offerings and supporting application-specific design win proposals with our FPGA, cloud network accelerator and server appliance partners. We expanded the sales pipeline for our VAE technology during the fourth quarter and expect to sign an initial production license with a lead IC customer in the first half of 2021. We also intend to make additional investment in our VAE development and partner activities to accelerate time-to-market and increase our competitiveness and ability to support partner applications and related design-win opportunities.”

Mr. Lewis concluded, “To date, our operations team has successfully managed increased lead times and minimized the impact from industry shortages. We will continue to closely monitor industry developments and manage our inventory accordingly. We have begun fulfilling initial production orders of Bandwidth Engine to our new application delivery customer, and we expect this new demand, combined with increased demand from a major networking customer, will drive a return to IC revenue growth beginning in the second quarter.”

Business Outlook
The Company expects total net revenue for the first quarter of 2021 to be in the range of $1.4 million to $1.6 million.

Use of Non-GAAP Financial Measures
To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation, impairment of goodwill and deemed dividends. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. The press release also makes reference to and reconciles GAAP net income (loss) attributable to common stockholders and adjusted EBITDA, which the Company defines as GAAP net income (loss) before interest expense, income tax provision, and depreciation and amortization, as well as stock-based compensation, restructuring and impairment charges and a one-time deemed dividend. Management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are provided in tables below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Current Report on Form 8-K dated March 4, 2021 that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may contain forward-looking statements about the Company, including, without limitation, the Company’s expectations regarding the impact of COVID-19 and industry supply shortages on its business, its anticipated total net revenue for the first quarter of 2021, the timing of a first production license for its Virtual Accelerator Engine IP and the Company’s 2021 revenue trend. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

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a lack of working capital to aggressively fund product development and growth;
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the timing of customer orders and product shipments;
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risks related to the COVID-19 pandemic, including public health requirements in response to the outbreak of COVID-19 and the impact on the Company’s business and operations, which is evolving and beyond the Company’s control, members of the Company’s management team or a significant number of its employee base becoming ill with COVID-19, changes in government regulations and mandates to address COVID-19 that may adversely impact the Company’s ability to continue to operate without disruption, a significant decline in global macroeconomic conditions that have an adverse impact on the Company’s business and financial results and component shortages and increased lead times that may negatively impact the Company’s ability to ship its products;
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customer concentrations;
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lengthy sales cycle;
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ability to enhance our existing proprietary technologies and develop new technologies;
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achieving additional design wins for our IC products through the acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
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difficulties and delays in the development, production, testing and marketing of our ICs;
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reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
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availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
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ability to make our new VAE IP products commercially available and achieve customer acceptance of these new proprietary technologies;
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level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
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vigor and growth of markets served by our customers and our operations; and
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other risks identified in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2020, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.

MoSys does not intend to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.
MoSys, Inc. (NASDAQ: MOSY) is focused on Accelerating Data Intelligence and provides both silicon chips and IP solutions to enable fast, intelligent data access and decision making for a wide range of markets including cloud networking, security, 5G, SmartNIC, test and measurement, and video systems. MoSys’ Quazar family of high-speed memories and the Blazar family of Accelerator Engines are memory integrated circuits with unmatched intelligence, performance and capacity that eliminate data access bottlenecks to deliver speed and intelligence in systems, including those scaling from 100G to multi-terabits per second. MoSys’ Stellar family of Virtual Accelerator Engines includes software, FPGA RTL and RISC-based firmware to accelerate applications and are portable across a wide range of hardware configurations with or without MoSys silicon chips. More information is available at: www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. The MoSys logo, LineSpeed, Quazar, Blazar and Stellar are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

Contact:
Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net Revenue
Product	$1,383	$2,144	$5,933	$9,377
Royalty and other	213	150	862	709
Total net revenue	1,596	2,294	6,795	10,086

Cost of Net Revenue	518	942	2,329	3,931

Gross Profit	1,078	1,352	4,466	6,155

Operating Expenses
Research and development	1,071	951	3,989	4,182
Selling, general and administrative	974	1,053	4,028	4,016
Impairment of goodwill	-	-	-	420
Total operating expenses	2,045	2,004	8,017	8,618

Loss from operations	(967)	(652)	(3,551)	(2,463)

Other expense, net	(62)	(34)	(229)	(117)
Net loss	$(1,029)	$(686)	$(3,780)	$(2,580)

Deemed dividend for warrant exercise price adjustment	-	-	(392)	-
Net loss attributable to common stockholders	$(1,029)	$(686)	$(4,172)	$(2,580)

Net loss per share
Basic and diluted	$(0.29)	$(0.31)	$(1.32)	$(1.19)

Shares used in computing net loss per share
Basic and diluted	3,554	2,178	3,167	2,165

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,
	2020	2019

Assets
Current assets:
Cash, cash equivalents and investments	$5,889	$6,353
Accounts receivable, net	701	1,175
Inventories	599	968
Prepaid expenses and other	668	472
Total current assets	7,857	8,968

Property and equipment, net	121	197
Right-of-use lease asset	303	156
Other	17	78
Total assets	$8,298	$9,399

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$76	$218
Deferred revenue	15	166
Short-term lease liability	201	166
PPP note payable - current portion	244	-
Accrued expenses and other	1,300	1,155
Total current liabilities	1,836	1,705

Convertible notes payable	3,092	2,858
PPP note payable	335	-
Long-term lease liability	103	-
Total liabilities	5,366	4,563

Stockholders' equity	2,932	4,836

Total liabilities and stockholders’ equity	$8,298	$9,399

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

GAAP net loss attributable to common stockholders	$(1,029)	$(686)	$(4,172)	$(2,580)
Deemed dividend for warrant exercise price adjustment	-	-	392	-
Stock-based compensation expense
- Research and development	22	27	101	108
- Selling, general and administrative	38	37	156	155
Total stock-based compensation expense	60	64	257	263

Impairment of goodwill	-	-	-	420
Non-GAAP net loss	$(969)	$(622)	$(3,523)	$(1,897)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.29)	$(0.31)	$(1.32)	$(1.19)
Reconciling items
- Deemed dividend for warrant exercise price adjustment	-	-	0.13	-
- Stock-based compensation expense	0.02	0.02	0.08	0.12
- Impairment of goodwill	-	0.00	-	0.19

Non-GAAP net loss per share, basic and diluted	$(0.27)	$(0.29)	$(1.11)	$(0.88)

Shares used in computing non-GAAP net loss per share
Basic and diluted	3,554	2,178	3,167	2,165

MOSYS, INC.
Reconciliation of GAAP and Non-GAAP Financial Information
(In thousands; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of GAAP loss and adjusted EBITDA
GAAP net loss attributable to common stockholders	$(1,029)	$(686)	$(4,172)	$(2,580)
Deemed dividend for warrant exercise price adjustment	-	-	392	-
Stock-based compensation expense
- Research and development	22	27	101	108
- Selling, general and administrative	38	37	156	155
Stock-based compensation expense	60	64	257	263
Impairment of goodwill	-	-	-	420

Non-GAAP net loss	(969)	(622)	(3,523)	(1,897)
EBITDA adjustments:
Depreciation	39	37	143	185
Interest expense	70	56	243	220

Adjusted EBITDA	$(860)	$(529)	$(3,137)	$(1,492)